SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2006
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
(Address of principal executive offices, including zip code)
(281) 406-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     (a) Incentive Compensation Plan
     On March 31, 2006, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) established the financial and operating targets upon which the executive officers will be entitled to receive cash bonus payments based on the performance of the Company in 2006. For 2006, the payouts are based on achieving pre-established targets for the following positive criteria: stock performance, EBITDA, net income, G & A costs, and a safety factor, with a potential reduction in payouts in the event negative thresholds for the following criteria are exceeded: catastrophic incidents and internal control deficiencies. The amount of incentive payments that each executive officer can earn varies from 40% to 100% of annual base salary for achieving the targets, depending on each executive officer’s position, with a potential for earning up to two times the officer’s respective percentage if the Company’s performance significantly exceeds the targets.
     (b) Long Term Incentive Plan
     On March 31, 2006, the Compensation Committee implemented a three year incentive award program based on the Company achieving pre-established targets for earnings per share, cash flow, and debt to capital ratio, with possible adjustments based on stock price, which criteria are consistent with the criteria contained in the 2005 Long Term Incentive Plan (the “2005 Plan”) approved by the shareholders at the 2005 Annual Meeting of Shareholders, which plan was filed as Annex E to the Company’s Proxy Statement dated March 22, 2005. This three-year incentive award program authorizes the Company to issue awards of restricted stock units to the executive officers of the Company when they are earned, based on the Company achieving the pre-established targets for the above-referenced criteria on an annual and three year cumulative basis. The amount of award which each respective executive officer can earn varies based on each executive officer’s position and will vest over time.
S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: April 6, 2006	By:	/s/ Ronald C. Potter
Ronald C. Potter
Vice President & General Counsel